                                                                  EXHIBIT 99 (A)






                  BANKBOSTON REPORTS SECOND QUARTER NET INCOME
                       OF $212 MILLION OR $1.35 PER SHARE
                     17% GROWTH IN CORE EPS FROM PRIOR YEAR

          BOSTON, July 17, 1997 -- BankBoston Corporation (NYSE: BKB) reported today second quarter net income of $212 million, or $1.35 per common share on a fully diluted basis. This compares with $207 million, or $1.27 per share, in the first quarter of 1997 and $188 million, or $1.15 per share, in the second quarter of 1996 before special items ($214 million, or $1.32 per share, including special items).

          Net income for the first half of 1997 was $419 million, or $2.62 per share, compared with net income for the first half of 1996 of $374 million, or $2.28 per share, before special items ($369 million, or $2.24 per share, including special items).

                    Operating highlights were (amounts shown for the second quarter of 1996 are before special items):

     . On a fully taxable equivalent basis, operating income (before credit costs) was $421 million in the second quarter, compared with $413 million in the prior quarter and $386 million in the second quarter of 1996. During the second quarter of 1997, the Corporation completed a major phase of the BayBanks integration. Costs associated with the integration, together with a modest amount of expenses related to a reconfiguration of Asian operations, were $22 million. In addition, the second quarter included approximately $20 million of gains from the sale of Argentine securities;

     . Return on average common equity was 19.54% in the second quarter compared with 18.02% in the prior quarter and 17.19% in the second quarter of 1996;

     . Return on average assets was 1.33% in the second and first quarters of 1997 and 1.29% in the second quarter of 1996;

     . Nonaccrual loans and OREO totaled $398 million at June 30, 1997, compared with $445 million at March 31, 1997 and $460 million at June 30, 1996. Net credit losses were $79 million in the second and first quarters of 1997 compared with $49 million in the second quarter of 1996.

     . During the second quarter, the Corporation continued executing its share buyback program, repurchasing 5 million shares. A total of 7.5 million shares have been repurchased during the first half of 1997.

     On June 23, the Corporation announced that it had entered into an agreement to sell its consumer finance subsidiary, Fidelity Acceptance Corporation. This transaction is expected to close in the second half of 1997 and had no effect on the Corporation's second quarter financial statements.

NONINTEREST INCOME
The components of noninterest income are as follows:


  First                                                Second
Quarter                                               Quarter               Six Months
-------                                             ------------           -------------
   1997                 (in millions)               1997   1996   Change   1997    1996   Change
-------                                             -----  -----  -------  -----  ------  -------
  $ 138      Financial service fees                 $ 156  $ 135    $ 21   $ 293  $ 298     $ (5)
     37      Net equity and mezzanine profits          55     77     (22)     92    114      (22)
     25      Mutual fund fees                          27     23       4      52     44        8
     34      Personal trust fees                       36     33       3      70     65        5
      7      Other trust and agency fees                6      6       0      13     10        3
     19      Trading profits and commissions           28     25       3      47     38        9
     19      Net foreign exchange trading profits      20     12       8      39     24       15
      9      Securities portfolio gains, net           32      3      29      41     17       24
     42      Other income                              17     23      (6)     60     63       (3)
  -----                                             -----  -----    ----   -----  -----     ----
    330      Subtotal                                 377    337      40     707    673       34
      0      Mortgage banking related items, net        0     46     (46)      0     (5)       5
  -----                                             -----  -----    ----   -----  -----     ----
  $ 330      Total                                  $ 377  $ 383    $ (6)  $ 707  $ 668     $ 39
  =====                                             =====  =====    ====   =====  =====     ====

     .    Changes in financial service fees are detailed below.

     . Equity and mezzanine profits improved from the first quarter but declined from prior year periods as a result of the unusually high level of gains recorded during the second quarter of 1996. The Corporation continues to make new investments and the portfolio balance has grown over $200 million since the beginning of 1996.

     . Mutual fund fees improved in all comparisons due, in part, to higher levels of fees from the Brazilian and Argentine businesses. The level of assets under management in Brazil has risen to $4.4 billion at June 30, 1997 compared with $3.3 billion at June 30, 1996. In Argentina, the Corporation has over a 20% market share with assets under management of $900 million compared with $300 million at June 30, 1996.

     . The increase in personal trust fees from the first quarter reflects the impact of seasonal tax preparation fees while the growth from prior year periods mainly relates to an increase in assets under management.

     . Trading account profits and commissions improved in all comparisons. The improvement is principally due to higher profits from Global Capital Markets, reflecting growth in the emerging markets and high yield businesses. The second quarter of 1997 marked the first full quarter in which the Corporation's Section 20 subsidiary was operational. Higher levels of profits from local Brazilian and Argentine operations also contributed to the improvement from the first six months of last year.

     . The growth in foreign exchange profits from the prior year periods reflected the Corporation's increased emphasis in this segment of its Global Capital Markets business coupled with higher profits from Asian operations.

     . The increase in securities gains from all prior periods reflects sales of Argentine securities in the second quarter of 1997, which yielded gains of approximately $20 million.

     .    Other income declined $25 million from the prior quarter mainly due to
          (1) the absence of gains on the sale of Ganis loans recorded in the first quarter, (2) actuarial adjustments and start-up costs related to the Corporation's Argentine and Mexican pension management joint ventures, respectively and (3) the absence of first quarter income related to the initial public offering of the Corporation's mortgage banking joint venture. The comparison with the prior year quarter was affected by items (1) and (2) discussed above, partially offset by the absence of losses incurred in the second quarter of last year from the sale of residential mortgages.

     The components of financial service fees are as follows:

     First
     -----                                            Second Quarter                          Six Months
   Quarter                                        ----------------------                 --------------------
  --------
      1997           (in millions)                   1997        1996        Change        1997        1996       Change
      ----                                        ----------  ----------  ------------   ---------   ---------  -----------
     $ 58          Deposit and ATM-related fees        $  62       $  61           $ 1       $ 120       $ 123         $ (3)
       17          Letters of credit and
                      acceptance fees                     18          16             2          34          33            1
       14          Syndication and agent fees             23          13            10          38          22           16
        9          Other loan-related fees                 9           8             1          18          19           (1)
                   Net mortgage servicing fees
        0          (before items detailed below)           0           4            (4)          0          26          (26)
       40          Other                                  44          33            11          83          75            8
     ----                                              -----       -----           ---       -----       -----         ----
     $138          Total                               $ 156       $ 135           $21       $ 293       $ 298         $ (5)
     ====                                              =====       =====           ===       =====       =====         ====

        . Deposit and ATM-related fees increased from the prior quarter due to higher domestic electronic banking fees and an increase in fees from Latin American operations.
        . Syndication and agent fees increased from all prior periods due to a higher volume of transactions generated by the Corporation's corporate finance business.
        . The decline in net mortgage servicing fees from the prior year reflected the sale of the Corporation's mortgage banking subsidiary in 1996.
        . The increase in other financial service fees from all prior periods is due, in part, to higher advisory fees. Underwriting fees earned by the Global Capital Markets business in 1997 and an increase in custody fees from Argentina also contributed to the improvement in the six month comparison, while higher Latin American credit card fees contributed to the increase in both quarterly comparisons.


Mortgage banking-related special items included in noninterest income for 1996 are composed of the following:

                                                            Second Quarter                     Six Months
                                                            --------------                     ----------
                                                                      1996                           1996
                                                                      ----                           ----
(in millions)
Mortgage banking-related gains/losses:
     Sale of mortgage subsidiary                                   $ 46                           $ 106
     Contracts used to manage prepayment risk, net                    0                            (111)
                                                                   ----                           -----
        Total                                                      $ 46                           $  (5)
                                                                   ====                           =====

     During the first quarter of 1996, the Corporation recorded a net pre-tax loss of $51 million from mortgage banking-related items. As a result of the first quarter's rising rate environment, a loss of $111 million (net of decreased servicing amortization) was recorded from the change in market value of contracts used to manage prepayment risk in the mortgage servicing portfolio which, in turn, protected the economic value of the Corporation's mortgage banking subsidiary pending the completion of its sale to HomeSide, Inc. The completion of this transaction resulted in the recognition of gains totaling $106 million, of which $60 million was recorded in the first quarter and $46 million was recorded in the second quarter. The Corporation now owns a 26% interest in HomeSide, Inc., which ranks among the country's largest mortgage banking companies.

NET INTEREST REVENUE

     Net interest revenue, on a fully taxable equivalent basis, was $620 million for the second quarter of 1997, compared with $625 million in the prior quarter and $576 million in the second quarter of 1996. Net interest margin was 4.38% for the second quarter of 1997 and 4.47% in the first quarter of 1997, compared with 4.40% in the second quarter of last year. For the first half of 1997, net interest revenue on a fully taxable equivalent basis, was $1,245 million, compared with $1,147 million in the first half of 1996. Net interest margin was 4.43% for the first half of 1997, compared with 4.40% for the first half of 1996.

     The $5 million decrease in net interest revenue and the 9 basis point decline in margin from the prior quarter mainly reflected the absence of high first quarter levels of dividends from U.K. and Argentine equity investments as well as narrower spreads. These declines were partially offset by higher levels of loan fees and gains from sales of lease residuals. In addition, an increase in average earning assets and one more day in the second quarter helped to offset the decline in net interest revenue.

     Compared with prior year periods net interest revenue improved $44 million in the quarter and $98 million from the first six months. These increases were mainly driven by higher levels of average earning assets, primarily domestic commercial loans, Latin American loans, and securities, which in the aggregate increased by over $4 billion in each comparison. Net interest margin was fairly flat in both prior year comparisons.

NONINTEREST EXPENSE
     The components of noninterest expense are as follows:

  First
-------                                                       Second
Quarter                                                      Quarter                Six Months
-------                                                    ------------           --------------
   1997                     (in millions)                  1997   1996   Change    1997    1996   Change
-------                                                    -----  -----  -------  ------  ------  -------
  $ 311      Employee costs                                $ 312  $ 289     $23   $  622  $  582     $40
     87      Occupancy & equipment                            88     84       4      174     169       5
     12      Professional fees                                12     14      (2)      24      27      (3)
     22      Advertising and public relations                 27     31      (4)      49      58      (9)
     26      Communications                                   28     25       3       54      50       4
      7      Goodwill amortization                             7      5       2       15      11       4
     77      Other                                           102     79      23      181     155      26
  -----                                                    -----  -----     ---   ------  ------     ---
    542      Subtotal before special item and OREO costs     576    527      49    1,119   1,052      67
             Special item:
      0      Accelerated vesting of restricted stock           0      4      (4)       0       4      (4)
      2      OREO costs                                        2      1       1        3       3       0
  -----                                                    -----  -----     ---   ------  ------     ---
  $ 544      Total                                         $ 578  $ 532     $46   $1,122  $1,059     $63
  =====                                                    =====  =====     ===   ======  ======     ===

     Noninterest expense, before special items and OREO costs, in the second quarter was marked by integration-related costs and spending in key growth businesses.

     . During the second quarter, the Corporation completed a major phase of the BayBanks integration. Costs associated with the integration totaled $19 million in the second quarter and the bulk of the costs are contained in the "other" category in the table shown above. These costs included temporary help for systems work, branch banking and telebanking; training staff on new products and systems; creating and mailing brochures to consumer and corporate customers; and converting to the new BankBoston brand name.

     . Latin American expenses increased $7 million as the Corporation continues to invest in Argentina and Brazil. The growth in expenses is due, in part, to the opening of new branches, the expansion of capital markets activities and increased advertising costs.

     . During the second quarter, the Corporation recorded a restructuring charge of $3 million related to its Asian operations. This charge primarily relates to the cost of centralizing regional support and processing functions.

     . Other items of note included an increase in incentive compensation related to the Global Capital Markets businesses and higher advertising expenses in the New England region to promote certain products and the new BankBoston brand name.

     Compared with prior year periods, noninterest expense, before special items and OREO costs, grew $49 million from the second quarter and $67 million from the first half of 1996. The major drivers of these increases were the BayBanks integration expenses discussed above; investment spending in Latin America, primarily Argentina and Brazil; the evolution of the Corporation's Global Capital Markets businesses, including the launching of a Section 20 subsidiary, the formation of a high yield desk, and higher incentive compensation in line with the growth in revenues; higher expenses from domestic commercial banking, primarily increased incentive compensation; and expenses incurred in connection with the Corporation's Millennium ("Year 2000") project. The growth in expenses from these areas more than offset incremental expense savings achieved from the consolidation of BayBanks into the Corporation.

CREDIT PROFILE
Loan and Lease Portfolio
     The segments of the lending portfolio are as follows:

 (in millions)                             6-30-97    3-31-97    12-31-96    9-30-96    6-30-96
                                          --------   --------   ---------   --------   --------
 United States Operations:
   Commercial, industrial and financial   $ 14,527   $ 14,203   $  13,162   $ 13,828   $ 12,915
   Commercial real estate
     Construction                              314        265         284        323        410
     Other commercial real estate            3,398      3,129       3,240      3,228      3,326
   Consumer-related loans:
     Residential mortgages                   3,016      3,067       3,184      4,156      4,133
     Home equity loans                       2,924      2,908       2,878      2,842      2,775
     Credit card                             1,488      1,404       1,395      1,320      1,223
     Other                                   4,739      4,708       5,503      5,349      5,218
   Lease financing                           1,780      1,766       1,816      1,778      1,627
   Unearned income                            (277)      (275)       (287)      (272)      (245)
                                          --------   --------   ---------   --------   --------
                                            31,909     31,175      31,175     32,552     31,382
                                          --------   --------   ---------   --------   --------
 International Operations:
   Loans and lease financing, net of        10,404      9,844       9,886      9,501      9,271
    unearned income                       --------   --------   ---------   --------   --------
 Total loans and lease financing          $ 42,313   $ 41,019   $  41,061   $ 42,053   $ 40,653
                                          ========   ========   =========   ========   ========

      Loans and leases were $42.3 billion at June 30, 1997, compared with $41.0 billion at March 31, 1997. The increase in domestic loans reflected growth from the nationally-based specialized industries, asset based finance and real estate portfolios, while the increase in international loans was mainly attributable to Argentina and Brazil.

Nonaccrual Loans and OREO

     Nonaccrual loans and OREO amounted to $398 million at June 30, 1997, compared with $445 million at March 31, 1997, and $460 million at June 30, 1996. Nonaccrual loans and OREO represented .9% of related assets at June 30, 1997, compared with 1.1% at March 31, 1997 and June 30, 1996.

     The components of consolidated nonaccrual loans and OREO are as follows:

 (in millions)                             6-30-97   3-31-97   12-31-96   9-30-96   6-30-96
                                          --------  --------  ---------  --------  --------
 Domestic nonaccrual loans:
   Commercial, industrial and financial   $     39  $     72  $      82  $    114  $    140
   Commercial real estate
     Construction                                3         4          6         9        10
     Other commercial real estate               48        47         67        84        86
   Consumer-related loans
     Residential mortgages                      56        65         57        60        45
     Home equity loans                          26        25         23        22        20
     Credit card                                22        23         17         5         2
     Other                                      44        41         44        44        38
                                          --------  --------  ---------  --------  --------
                                               238       277        296       338       341
                                          --------  --------  ---------  --------  --------
 International nonaccrual loans                113       119        106       106        57
                                          --------  --------  ---------  --------  --------
     Total nonaccrual loans                    351       396        402       444       398
 OREO                                           47        49         50        52        62
                                          --------  --------  ---------  --------  --------
     Total                                $    398  $    445  $     452  $    496  $    460
                                          ========  ========  =========  ========  ========


Provision and Reserve for Credit Losses

     The reserve for credit losses at June 30, 1997 was $845 million, or 2.00% of outstanding loans and leases, compared with $864 million, or 2.11% at March 31, 1997, and $894 million, or 2.20% at June 30, 1996. The reserve for credit losses was 240% of nonaccrual loans at June 30, 1997, 218% at March 31, 1997, and 225% at June 30, 1996.

     The provision for credit losses was $60 million in the second and first quarters of 1997, compared with $57 million in the second quarter of 1996.

     Net credit losses were $79 million in the second and first quarters of 1997, compared with $49 million in the second quarter of 1996. Net credit losses from Fidelity Acceptance Corporation (FAC), the Corporation's sub-prime automobile finance company, were $21 million in the second quarter and $44 million in the first half of 1997. The sale of FAC, which was announced in late June, is expected to close in the third quarter. Net credit losses as a percent of average loans and leases on an annualized basis were .76% in the second quarter of 1997, compared with .77% for the first quarter of 1997 and .49% for the second quarter of 1996.

Net credit losses were as follows:

  First
-------                                                Second
Quarter                                                Quarter      Six Months
-------                                             -------------  -------------
   1997       (in millions)                          1997   1996    1997   1996
-------                                             ------  -----  ------  -----
             Domestic
  $  18      Commercial, industrial and financial   $   5   $   2  $  23   $   5
      0      Commercial real estate                    (3)      3     (3)     14
             Consumer-related loans:
      1      Residential mortgages                      0       3      1       7
     19      Credit card                               24       4     43       7
      2      Home equity loans                          1       2      3       4
     35      Other                                     34      25     69      48
  -----                                             -----   -----  -----   -----
     75                                                61      39    136      85
      4      International                             18      10     22      15
  -----                                             -----   -----  -----   -----
  $  79      Total                                  $  79   $  49  $ 158   $ 100
  =====                                             =====   =====  =====   =====


THE CORPORATION

     BankBoston, with assets of $66.1 billion, was founded in 1784. BankBoston is engaged in: consumer banking in southern New England; financing to selected corporations regionally, nationally and internationally; and full-service banking in key Latin American markets. The Corporation and its subsidiaries operate through a network of offices in the U.S. and through more than 100 offices in 23 countries in Latin America, Europe and Asia, the third largest overseas network of any U.S. bank. The Corporation's common and preferred stocks are listed on the New York and Boston stock exchanges.

                           CONSOLIDATED BALANCE SHEET

(dollars in millions)
    March 31                                                      June 30
------------                                                 ------------------
        1997                                                   1997      1996
------------                                                 --------  --------
                   Assets
                   Securities:
     $   692       Held to maturity                          $   636   $   686
       9,082       Available for sale                          8,969     8,459

      41,019       Loans and lease financing                  42,313    40,653
       (864)       Reserve for credit losses                    (845)     (894)
     -------                                                 -------   -------
      40,155       Net loans and lease financing              41,468    39,759

       5,754       Other earning assets                        5,758     5,462
       9,097       Cash and other nonearning assets            9,307     8,021
     -------                                                 -------   -------
     $64,780       Total Assets                              $66,138   $62,387
     =======                                                 =======   =======

                   Liabilities and Stockholders' Equity
     $42,307       Deposits                                  $42,978   $43,494
      11,839       Funds borrowed                             12,377     9,215
       2,708       Notes payable                               2,693     2,632
       2,565       Other liabilities                           2,666     2,084
                   Guaranteed preferred beneficial
                   interests in corporation's
         500       junior subordinated debentures                750         0
     -------                                                 -------   -------


      59,919       Total Liabilities                          61,464    57,425
     -------                                                 -------   -------

                   Stockholders' Equity
         508       Preferred equity                              508       508
       4,353       Common equity                               4,166     4,454
     -------                                                 -------   -------
       4,861       Total Stockholders' Equity                  4,674     4,962
     -------                                                 -------   -------
                   Total Liabilities and Stockholders'
     $64,780         Equity                                  $66,138   $62,387
     =======                                                 =======   =======

                           SELECTED AVERAGE BALANCES

Quarter Ended                                                     Quarters Ended           Six Months Ended
-------------                                                     --------------           ----------------
     March 31                                                        June 30                   June 30
     --------                                                     --------------           ----------------
         1997                                             1997         1996        1997          1996
      -------                                            -------  --------------  -------  ----------------
                   Assets
      $41,732      Loans and lease financing             $42,112         $40,114  $41,923           $39,646
        9,261      Securities                              9,488           8,065    9,375             8,105
       56,641      Total earning assets                   56,834          52,717   56,738            52,444
       63,224      Total assets                           63,946          58,381   63,580            58,485
                   Liabilities and Stockholders' Equity
       34,349      Interest bearing deposits              34,391          34,233   34,370            33,889
        7,550      Noninterest bearing deposits            7,855           6,885    7,703             6,986
      -------                                            -------         -------  -------           -------
       41,899      Total deposits                         42,246          41,118   42,073            40,875
        3,316      Notes payable                           3,351           2,584    3,333             2,502
       48,531      Total interest bearing liabilities     49,208          45,099   48,871            45,064
        4,444      Common stockholders' equity             4,159           4,180    4,294             4,190
        4,952      Total stockholders' equity              4,667           4,688    4,802             4,698

                              NUMBER OF EMPLOYEES

                                    June 30  Mar 31    June 30
                                     1997     1997        1996
                                  ---------  -------   --------
  Full time equivalent employees     22,000  22,000      22,700

                        CONSOLIDATED STATEMENT OF INCOME

(dollars in millions, except per share amounts)
Quarter Ended                                                Quarters Ended     Six Months Ended
     March 31                                                   June 30             June 30
 ------------                                              ------------------  ------------------
         1997                                                1997      1996      1997      1996
 ------------                                              --------  --------  --------  --------
$1,275.0           Interest income                         $1,280.7  $1,202.5  $2,555.7  $2,442.8
   655.0           Interest expense                           664.8     631.0   1,319.8   1,305.8
--------                                                   --------  --------  --------  --------
   620.0           Net interest revenue                       615.9     571.5   1,235.9   1,137.0
    60.0           Provision for credit losses                 60.0      57.1     120.0     114.0
--------                                                   --------  --------  --------  --------
                   Net interest revenue after
   560.0           provision for credit losses                555.9     514.4   1,115.9   1,023.0
--------                                                   --------  --------  --------  --------
                   Noninterest income:
   137.5           Financial service fees                     155.7     135.3     293.2     186.9
    66.0           Trust and agency fees                       69.4      61.9     135.4     119.3
    19.3           Trading profits and commissions             27.9      25.0      47.2      37.9
     8.8           Securities portfolio gains, net             31.9       3.4      40.8      16.9
    98.1           Other income                                91.9     157.3     190.0     307.1
--------                                                   --------  --------  --------  --------
   329.7           Total noninterest income                   376.8     382.9     706.6     668.1
--------                                                   --------  --------  --------  --------
                   Noninterest expense:
   257.7            Salaries                                  260.2     243.9     517.9     484.7
    52.7            Employee benefits                          51.3      49.0     103.9     101.2
    50.8            Occupancy expense                          52.1      49.7     102.9     100.8
    35.6            Equipment expense                          35.8      33.9      71.5      68.2
   145.9            Other expense                             176.8     154.6     322.7     301.6
--------                                                   --------  --------  --------  --------
   542.7            Subtotal                                  576.2     531.1   1,118.9   1,056.5
     1.5           OREO costs                                   1.7       1.1       3.2       2.6
--------                                                   --------  --------  --------  --------
   544.2            Total noninterest expense                 577.9     532.2   1,122.1   1,059.1
--------                                                    -------  --------  --------  --------
   345.5            Income before income taxes                354.8     365.1     700.4     632.0
   138.7            Provision for income taxes                142.8     151.3     281.6     263.3
--------                                                   --------  --------  --------  --------
  $206.8            NET INCOME                             $  212.0  $  213.8  $  418.8  $  368.7
========                                                   ========  ========  ========  ========


                    NET INCOME PER COMMON SHARE:
$1.29               Primary                                $   1.37  $   1.33  $   2.66  $   2.27
$1.27               Fully diluted                          $   1.35  $   1.32  $   2.62  $   2.24

$.44                DIVIDENDS PAID PER COMMON SHARE        $    .51  $    .44  $    .95  $    .81

                    Average number of
                    common shares, in thousands:
153,421             Primary                                 147,910   153,650   150,650   154,318
155,592             Fully diluted                           149,787   155,183   152,691   156,018
$9.3                Preferred dividends                    $    9.3  $    9.3  $   18.6  $   18.6



                                   OTHER DATA

(dollars in millions, except per share amounts)



  Quarter Ended                                                              Quarters Ended              Six Months Ended
---------------                                                              ---------------             -----------------
       March 31                                                                 June  30                     June  30
       --------                                                              ---------------             -----------------
           1997                                                      1997         1996          1997           1996
           ----                                                     -------  ---------------  ---------  -----------------

                 EARNINGS PER SHARE BEFORE SPECIAL ITEMS*:
$1.29            Primary                                            $ 1.37           $ 1.16   $   2.66           $   2.30
$1.27            Fully diluted                                      $ 1.35           $ 1.15   $   2.62           $   2.28

                 RETURN ON AVERAGE TOTAL ASSETS (ANNUALIZED):
1.33%            Net income                                           1.33%            1.47%      1.33%              1.27%
1.33%            Net income before special items*                     1.33%            1.29%      1.33%              1.29%

                 RETURN ON AVERAGE COMMON EQUITY (ANNUALIZED):
18.02%           Net income                                          19.54%           19.68%     18.79%             16.80%
18.02%           Net income before special items*                    19.54%           17.19%     18.79%             17.07%

                 * Based on net income of $212 million in the second quarter of 1997, $207 million in the first quarter of 1997, and $188 million in the second quarter of 1996.

                 CONSOLIDATED NET INTEREST REVENUE AND MARGIN:
                 Net interest revenue, fully taxable
$625.0           equivalent basis                                   $620.4           $576.2   $1,245.4           $1,147.1
4.47%            Net interest margin                                  4.38%            4.40%      4.43%              4.40%

4.54%            DOMESTIC NET INTEREST MARGIN (ESTIMATED)             4.58%            4.47%      4.56%              4.50%
4.30%            INTERNATIONAL NET INTEREST MARGIN (ESTIMATED)        3.83%            4.18%      4.06%              4.09%


March 31                                                                          June 30
--------                                                             --------------------
     1997                                                                 1997       1996
     ----                                                            ---------   --------
                 COMMON STOCKHOLDERS' EQUITY:
$4,353           Common stockholders' equity                        $    4,166   $  4,454
151,807          Common shares outstanding, in thousands               147,111    156,681
                 Per common share:
$28.67           Book value                                         $    28.32   $  28.42
67.00            Market value                                            72.38      49.50

                 CAPITAL RATIOS/REGULATORY CAPITAL:
6.13%            Tangible Common Equity ratio                             5.78%      6.52%
                 Risk-based capital ratios:                           Estimate
9.0%             Tier 1 capital ratio (minimum required 4.00%)             8.7%       8.6%
13.0%            Total capital ratio (minimum required 8.00%)             12.7%      12.7%
7.8%             Leverage ratio                                            7.8%       7.8%
$4,838           Tier 1 capital                                     $    4,920   $  4,505
7,044            Total capital                                           7,170      6,649
54,034           Total risk-adjusted assets                             56,404     52,417


                           RESERVE FOR CREDIT LOSSES

(dollars in millions)
 Quarter Ended                                        Quarters Ended     Six Months Ended
      March 31                                            June 30            June 30
--------------                                       -----------------  ------------------
          1997                                         1997     1996      1997      1996
--------------                                       --------  -------  --------  --------
$883.3           Beginning balance                   $ 864.0   $884.1   $ 883.3   $ 889.2


  60.0           Provision for credit losses            60.0     57.1     120.0     114.0

   0.0           Reserve of acquired companies           0.0      2.1       0.0       2.1

   0.0           Reserves of companies sold              0.0      0.0       0.0     (10.9)

(96.7)           Credit losses                        (106.5)   (66.6)   (203.2)   (138.5)
 17.4            Recoveries                             27.2     17.8      44.6      38.6
-----                                                -------   ------   -------   -------
(79.3)           Net credit losses                     (79.3)   (48.8)   (158.6)    (99.9)
-----                                                -------   ------   -------   -------

$864.0           Ending balance                      $ 844.7   $894.5   $ 844.7   $ 894.5
=======                                              =======   ======   =======   =======
                 Reserve as a % of loans
  2.11%          and leases                             2.00%    2.20%     2.00%     2.20%
=======                                              =======   ======   =======   =======

                 Reserve as a
   218%          % of nonaccrual loans                   240%     225%      240%      225%
=======                                              =======   ======   =======   =======




                               RENEGOTIATED LOANS

(in millions)
                                        1996           1997
                        Second  Third  Fourth  First  Second
                         Qtr     Qtr    Qtr     Qtr    Qtr
                       -------  ----   -----   -----  ------

  Renegotiated loans       $13    $11   $   8     $0   $   0
                        ======  =====   =====  =====   =====


